Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of November 9, 2018 (the “Supplemental Indenture”), is entered into by and between K2M Group Holdings, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 18, 2018 (the “Indenture”), between the Company and the Trustee (the “Indenture”), providing for the issuance of the 3.00% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated August 29, 2018 (the “Merger Agreement”), among the Company, Stryker Corporation, a Michigan corporation (“Stryker”), and Austin Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Stryker (“Merger Sub”), Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct or indirect wholly owned subsidiary of Stryker (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time,” and the date of such Effective Time, the “Effective Date”), each share of common stock, $0.001 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares, each as defined in the Merger Agreement) shall be converted into the right to receive, in accordance with the terms of the Merger Agreement, $27.50 per share in cash, without interest;

WHEREAS, pursuant to Section 5.08 of the Indenture, as a condition precedent to the Merger, the Company is required to execute and deliver to the Trustee a supplemental indenture (x) providing for subsequent conversions of Notes in the manner set forth in Section 5.08 of the Indenture, (y) providing for subsequent adjustments to the Conversion Rate pursuant to Section 5.07(A) of the Indenture consistent with Section 5.08 of the Indenture and (z) containing such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of Section 5.08(A) of the Indenture;

WHEREAS, the Merger has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger constitutes a Make-Whole Fundamental Change;

WHEREAS, Section 8.01(F) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder by entering into supplemental indentures pursuant to, and in accordance with, Section 5.08 of the Indenture in connection with a Common Stock Change Event; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

EFFECT OF MERGER

SECTION 1.01. Conversion Right. Pursuant to Section 5.08 of the Indenture, as a result of the Merger:

(1) at the Effective Time, the Conversion Consideration due upon the conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 5 of the Indenture (or in any related definitions) were instead a reference to the same number of Reference Property Units, with each such Reference Property Unit consisting of $27.50 in cash;

(2) the consideration due upon conversion of each $1,000 principal amount of Notes with a Conversion Date that occurs on or after the Effective Time will be solely cash in an amount equal to the Conversion Rate in effect on the applicable Conversion Date (as may, for the avoidance of doubt, be increased pursuant to Section 1.02 of the this Supplemental Indenture), multiplied by $27.50, and settlement for such conversion will occur on the second Business Day immediately following such Conversion Date (and, for the avoidance of doubt, the Company will be deemed to have elected Cash Settlement with respect to such conversion); and

(3) the Daily VWAP and Last Reported Sale Price of any Reference Property Unit or portion thereof will be $27.50.

SECTION 1.02. Temporary Adjustment to the Conversion Rate in Connection with a Make-Whole Fundamental Change. The Conversion Rate for Notes surrendered for conversion from, and including, the Effective Date to, and including, January 3, 2019 shall be increased by 7.8805 additional Reference Property Units, as determined by the Company by reference to the table in Section 5.07(A) of the Indenture.

ARTICLE II

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

SECTION 2.01. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01. Defined Terms. All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

SECTION 3.02. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the Effective Time on the Effective Date.

SECTION 3.03. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. All the provisions of this Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3.04. Indenture Remains in Full Force and Effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect and is in all respects confirmed and preserved.

SECTION 3.05. Headings. The headings of the Articles and Sections of this Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

SECTION 3.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.07. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

K2M GROUP HOLDINGS, INC.

By:	/s/ Eric D. Major
Name:	Eric D. Major
Title:	President

[Signature Page to Supplemental Indenture (2025 Notes)]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

[Signature Page to Supplemental Indenture (2025 Notes)]